EXHIBIT 11


                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES

                   COMPUTATION OF INCOME PER SHARE (UNAUDITED)

                    (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                                       THREE MONTHS ENDED
                                                                                            MARCH 31,
                                                                               -----------------------------------
                                                                                     1998               1997
                                                                               ----------------    ---------------
Numerator:
     Net income                                                                      $ 109,368           $ 64,580
                                                                               ----------------    ---------------
     Numerator for basic earnings per share -- income available to
        common stockholders                                                            109,368             64,580
     Effect of dilutive securities:
        Elimination of interest and amortization on 5% Convertible
            Subordinated Debentures due 2001, less the related
            effect of the provision of income taxes                                          -                960
        Elimination of interest and amortization on 3.25% Convertible
            Subordinated Debentures due 2003, less the related
            effect of the provision of income taxes                                        303                  -
                                                                               ----------------    ---------------
     Numerator for diluted earnings per share -- income available to
        common stockholders after assumed conversion                                 $ 109,671           $ 65,540
                                                                               ================    ===============

Denominator:
     Denominator for basic earnings per share -- weighted-average
        shares                                                                         398,496            327,727
     Effect of dilutive securities:
        Net effect of dilutive stock options                                            12,088             15,045
        Assumed conversion of 5% Convertible Subordinated
            Debentures due 2001                                                              -             12,226
        Assumed conversion of 3.25% Convertible Subordinated
            Debentures due 2003                                                          1,669                  -
                                                                               ----------------    ---------------
                Dilutive potential common shares                                        13,757             27,271
                                                                               ----------------    ---------------
     Denominator of diluted earnings per share -- adjusted
        weighted-average shares and assumed conversions                                412,253            354,998
                                                                               ================    ===============
Basic earnings per share                                                                $ 0.27             $ 0.20
                                                                               ================    ===============
Diluted earnings per share                                                              $ 0.27             $ 0.18
                                                                               ================    ===============